Exhibit (h)(1)

LOOMIS SAYLES CREDIT INCOME OPPORTUNITIES FUND

Distribution Agreement

AGREEMENT made this April 22, 2026 by and between LOOMIS SAYLES CREDIT INCOME OPPORTUNITIES FUND, a Delaware statutory trust (the “Trust”), and NATIXIS DISTRIBUTION, LLC, a Delaware limited partnership (the “Distributor”).

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust and the Distributor agree as follows:

1.

Distributor. The Trust hereby appoints the Distributor as general distributor of shares of beneficial interest (“Shares”) of the Trust during the term of this Agreement. The Trust reserves the right, however, to refuse at any time or times to sell any Shares hereunder for any reason deemed adequate by the Board of Trustees of the Trust.

2.	Sale and Payment. Under this agreement, the following provisions shall apply with respect to the sale of and payment for Shares:

(a) The Distributor shall have the right, as principal, to purchase Shares from the Trust at their net asset value and to sell such shares to the public against orders therefor at the applicable public offering price, as defined in Section 3 hereof. The Distributor shall also have the right, as principal, to sell shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor.

(b) Prior to the time of delivery of any shares by the Trust to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Trust or to its order an amount in Boston or New York clearing house funds equal to the applicable net asset value of such shares. The Distributor shall retain so much of any sales charge or underwriting discount as is not allowed by it as a concession to dealers.

3.

Public Offering Price. The public offering price shall be the net asset value of Shares, plus any applicable sales charge, all as set forth in the current prospectus and statement of additional information (together the “prospectus”) of the Trust relating to the Shares. In no event shall the public offering price exceed 1000/935 of such net asset value, and in no event shall any applicable sales charge or underwriting discount exceed 6.5% of the public offering price. The net asset value of Shares shall be determined in accordance with the provisions of the Amended and Restated Agreement and Declaration of Trust of the Trust, as amended to date (the “Declaration of Trust”), the Amended and Restated By-Laws of the Trust, as amended to date (the “By-Laws”), and the current prospectus of the Trust.

4.

Trust Issuance of Shares. The delivery of Shares shall be made promptly by a credit to a shareholder’s open account for the Trust or by delivery of a share certificate. The Trust reserves the right to (a) issue Shares at any time directly to the shareholders of the Trust as a stock dividend or stock split, (b) issue to such shareholders shares of the Trust, or rights to subscribe to shares of the Trust, as all or part of any dividend that may be distributed to shareholders of the Trust or as all or part of any optional or alternative dividend that may be distributed to shareholders of the Trust, and (c) to sell Shares in accordance with the current applicable prospectus of the Trust relating to the Shares.

5.

Repurchase. The Distributor shall act as agent for the Trust in connection with the repurchase of Shares by the Trust to the extent and upon the terms and conditions set forth in the current applicable prospectus of the Trust relating to the Shares, and the Trust agrees to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred in connection with such repurchases.

6.

Undertaking Regarding Sales. The Distributor shall use reasonable efforts to sell Shares but does not agree hereby to sell any specific number of Shares and shall be free to act as distributor of the shares of other investment companies. Shares will be sold by the Distributor only against orders therefor. The Distributor shall not purchase Shares from anyone except in accordance with Sections 2 and 5 and shall not take “long” or “short” positions in Shares contrary to the Declaration of Trust or the By-Laws.

7.

Compliance. The Distributor shall conform to the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any Shares. The Distributor agrees to make timely filings with the Securities and Exchange Commission (the “SEC”), FINRA and such other regulatory authorities as may be required, of any sales literature relating to the Trust and intended for distribution to prospective investors. The Distributor also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sale of Shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use (which the Trust agrees to use its best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared.

8.

Registration and Qualification of Shares. The Trust agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Shares for sale under the so-called “Blue Sky” Laws of any state or for maintaining the registration of the Trust and of the Shares under the federal Securities Act of 1933, as amended and the federal Investment Company Act of 1940, as amended (the “1940 Act”), to the end that there will be available for sale from time to time such number of Shares as the Distributor may reasonably be expected to sell. The Trust shall advise the Distributor promptly of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Trust or the Shares, or rights to offer Shares for sale, and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the Trust’s registration statement or its prospectus relating to the Shares in order to make the statements therein not misleading.

9.

Distributor Independent Contractor. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such is or shall be an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

10.	Expenses Paid by Distributor. While the Distributor continues to act as agent of the Trust to obtain subscriptions for and to sell Shares, the Distributor shall pay the following:

(a) all expenses of printing (exclusive of typesetting) and distributing any prospectus for use in offering Shares for sale, and all other copies of any such prospectus used by the Distributor, and

(b) all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering Shares for sale.

11.

Interests in and of Distributor. It is understood that any of the shareholders, trustees, officers, employees and agents of the Trust may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may have an interest or any organization which may have an interest in the Distributor; that the Distributor, any such affiliated person or any such organization may have an interest in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Declaration of Trust or the By-Laws, in the limited partnership agreement of the Distributor or by specific provision of applicable law.

12.	Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

(a) Unless otherwise terminated, this Agreement shall continue in effect with respect to the Shares so long as such continuation is specifically approved at least annually (i) by the Board of Trustees of the Trust or by the vote of a majority of the votes which may be cast by shareholders of the Trust and (ii) by a vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Distributor or the Trust, cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may at any time be terminated on sixty days’ notice to the Distributor either by vote of a majority of the Trust’s Board of Trustees then in office or by the vote of a majority of the votes which may be cast by shareholders of the Trust.

(c) This Agreement shall automatically terminate in the event of its assignment.

(d) This Agreement may be terminated by the Distributor on ninety days’ written notice to the Trust.

Termination of this Agreement pursuant to this section shall be without payment of any penalty.

13.	Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) The “vote of a majority of the votes which may be cast by shareholders of the Trust” means (1) 67% or more of the votes of the Trust present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Trust entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of the Trust entitled to vote at such meeting, whichever is less.

(b) The terms “affiliated person,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

14.

Amendment. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Trust shall be approved (i) by the Board of Trustees of the Trust or by vote of a majority of the votes which may be cast by shareholders of the Trust and (ii) by a vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Distributor or the Trust cast in person at a meeting called for the purpose of voting on such approval.

15.

Applicable Law and Liabilities. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. All sales hereunder are to be made, and title to the Shares shall pass, in Boston, Massachusetts.

16.	Limited Recourse. The Distributor hereby acknowledges that the Trust’s obligations hereunder with respect to the shares of the Trust are binding only on the assets and property belonging to the Trust.

17.

Privacy. In accordance with Regulation S-P, if non-public personal information regarding either party’s customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

18.

Anti-Money Laundering. Each party to this agreement hereby agrees to abide by and comply with all relevant anti-money laundering laws and regulations, including without limitation the Bank Secrecy Act, as amended, and the USA Patriot Act of 2001. Each party represents that it has established an Anti-Money Laundering Program that complies with all material aspects of the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations. Each party also hereby agrees to comply with any new or additional anti-money laundering laws or regulations.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LOOMIS SAYLES CREDIT INCOME OPPORTUNITIES FUND

By:	/s/ David L. Giunta
Name: David L. Giunta
Title: President and Chief Executive Officer

NATIXIS DISTRIBUTION, LLC

By:	/s/ Susan McWhan Tobin
Name: Susan McWhan Tobin
Title: Executive Vice President

A copy of the Amended and Restated Agreement and Declaration of Trust establishing Loomis Sayles Credit Income Opportunities Fund (the “Trust”) is on file with the Secretary of State of Delaware, and notice is hereby given that this Agreement is executed on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Trust.